UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)

April 12, 2010

Good Times Restaurants Inc.

(Exact name of registrant as specified in its charter)

               Nevada                                           000-18590                                          84-1133368

(State or other jurisdiction                           (Commission                                      (IRS Employer

        of incorporation)                                 File Number)                                   Identification No.)

601 Corporate Circle, Golden, Colorado 80401

(Address of principal executive offices)   (Zip Code)

Registrant's telephone number, including area code: (303) 384-1400

Not applicable

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2.):

[_] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[_] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[_] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[_] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.01        Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing

            On April 12, 2010, Good Times Restaurants Inc. (the "Company") received a Nasdaq Staff Deficient/Compliant Letter (the "Letter") from the Nasdaq Stock Market Listing Qualifications Department (the "Staff") informing the Company of the Staff's determination that, by entering into the Loan Agreement dated February 1, 2010 (the "Loan Agreement"), among the Company, Good Times Drive Thru Inc., a wholly owned subsidiary of the Company ("GTDT"), Golden Bridge LLC ("Golden Bridge"), W Capital, Inc. ("W Capital"), and Jack McDonald ("McDonald"), the Company violated the shareholder approval requirement set forth in Nasdaq Listing Rule 5635(c) (the "Rule") because the members of Golden Bridge are directors of the Company and, pursuant to the Loan Agreement, Golden Bridge was issued securities convertible into and/or exercisable for common stock of the Company at a price less than the market value of the stock, which is considered a form of equity compensation requiring shareholder approval under the Rule.  The Loan Agreement is described on the Form 8-K filed by the Company on February 3, 2010.

            The Company subsequently amended the Loan Agreement, effective as of April 1, 2010 (the "Amendment"), to effectively replace Golden Bridge as a Lender Party under the Loan Agreement with W Capital and McDonald on the same terms and conditions as were applicable to Golden Bridge.  The Amendment is described on the Form 8-K filed by the Company on April 6, 2010.

            As a result of the Amendment, the Staff has determined that the Company has regained compliance with the Rule and that the matter is resolved.  Therefore, the Letter does not impact the listing of the Company's common stock.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                                                        GOOD TIMES RESTAURANTS INC.

Date:  April 15, 2010                                       By:  /s/ Boyd E. Hoback

                                                                                 Boyd E. Hoback

                                          President and Chief Executive Officer